Exhibit 99.1

Heritage Bank of Commerce to Acquire Branches in Santa Cruz and Monterey

San Jose, CA — April 6, 2009 — Heritage Commerce Corp (Nasdaq: HTBK), and its wholly-owned subsidiary, Heritage Bank of Commerce (“Heritage Bank”), today announced the execution of a purchase and assumption agreement with Wachovia Bank N.A., a subsidiary of Wells Fargo & Company, setting forth the terms under which Heritage Bank will acquire two branches of Wachovia Bank, N.A. — one in Santa Cruz and one in Monterey, California.  As of December 31, 2008, the deposits at the branches were approximately $463 million.  No loans will be purchased as part of the transaction.  The Monterey branch facility is leased, while the Santa Cruz branch facility results in the transfer of real estate to Heritage Bank.  Closing of the transaction is subject to bank regulatory approval and customary closing conditions and is expected to occur during the third quarter of 2009.

The acquisition of these branches is expected to increase Heritage Bank’s total deposits to approximately $1.6 billion.  Heritage Bank expects to use these customer deposits to supplement Heritage Bank’s existing funding base and reduce its reliance on non-core funding.  With no loans assumed in the transaction, Heritage Commerce Corp and Heritage Bank will remain in excess of regulatory requirements for “well-capitalized” institutions following the closing of the transaction.

 “The addition of these branches will further expand our footprint in the Greater San Francisco Bay Area and allow us to continue to build value for our shareholders during this challenging economic climate,” said Walter Kaczmarek, President and Chief Executive Officer.  “Our management team and advisors closely reviewed the capital impact of this acquisition and were careful to structure a transaction that will create minimal burden on our existing capital resources while providing significant additional liquidity.  Once closed, we will have acquired branches located in strategically attractive adjoining markets, improved our funding base and taken on no additional credit risk.”

“We are very excited to welcome the customers and employees of these branches and look forward to becoming part of the local Monterey and Santa Cruz communities.  We have done a significant amount of pre-transition work and anticipate a seamless transition for our customers at closing,” said Mr. Kaczmarek.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Los Gatos, Fremont, Danville, Pleasanton, Walnut Creek, Morgan Hill, Gilroy, Mountain View, and Los Altos.  Heritage Bank of Commerce is an SBA Preferred Lender with Loan Production Offices in Sacramento, Oakland and Santa Rosa, California.  For more information, please visit www.heritagecommercecorp.com.

Forward Looking Statement Disclaimer

Forward-looking statements are based on management’s knowledge and belief as of today and may include information concerning the possible or assumed future financial condition, results of operations and business and earnings outlook of Heritage Commerce Corp and its wholly owned subsidiary, Heritage Bank of Commerce (collectively, “the Company”),  These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) difficult and adverse conditions in the global and domestic capital and credit markets, (2) continued volatility and further deterioration of the capital and credit markets, (3) significant changes in banking laws or regulations, including, without limitation, as a result of the Emergency Economic Stabilization Act and the creation of and possible amendments to the Troubled Asset Relief Program (TARP), including the Capital Purchase Program and related executive compensation requirements, (4) continued uncertainty about the impact of TARP and other recent federal programs on the financial markets including levels of volatility and credit availability, (5) a more adverse than expected decline or continued weakness in general business and economic conditions, either nationally, regionally or locally in areas where the Company conducts its business, which may affect, among other things, the level of nonperforming assets, charge-offs and loan loss provision expense, (6) changes in interest rates, reducing interest rate margins or increasing interest rate risks, (7) changes in  market liquidity which may reduce interest margins and impact funding sources, (8) increased competition in the Company’s markets, (9) changes in the financial performance and/or condition of the Company’s borrowers, (10) current and further deterioration in the housing and commercial real estate markets,  particularly in California, and (11) increases in Federal Deposit Insurance Corporation premiums due to market developments and regulatory changes.  For a discussion of factors which could cause results to differ, please see Heritage Commerce Corp’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and its press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

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